                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                   SCHEDULE TO
                                 (Rule 14d-100)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                         MULTI-BENEFIT REALTY FUND `87-1
                       (Name of Subject Company (Issuer))


                        AIMCO PROPERTIES, L.P. -- OFFEROR
            (Names of Filing Persons (Identifying Status as Offeror,
                            Issuer or Other Person))


                        CLASS B LIMITED PARTNERSHIP UNITS
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment And Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8081
--------------------------------------------------------------------------------
                 (Name, Address, and Telephone Numbers of Person
  Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                    Copy To:

                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                   191 Peachtree Street, N.E., Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                            CALCULATION OF FILING FEE


Transaction Valuation*                       Amount of Filing Fee**
----------------------                       ----------------------
$172,580                                     $15.88


*     For purposes of calculating the fee only.

**    Previously paid.

      [ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


      Amount Previously Paid:                         Filing Party:
                              ------------                          ------------
      Form or Registration No.:                       Date Filed:
                                ----------                        --------------

      [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X] third-party tender offer subject to Rule 14d-1.      [ ] going-private transaction subject to Rule 13e-3.

      [ ] issuer tender offer subject to Rule 13e-4.           [ ] amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                             TENDER OFFER STATEMENT

         This Tender Offer Statement on Schedule TO relates to the tender offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase outstanding units of Class B limited partnership interest of Multi-Benefit Realty Fund `87-1, a California limited partnership, at a price of $5.00 per unit in cash, subject to the conditions set forth in the Offer to Purchase, dated May 8, 2002, and in the related Letter of Transmittal and Acknowledgment and Agreement, which, as amended and supplemented from time to time, together constitute the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and Acknowledgment and Agreement are filed with this Schedule TO as Exhibits 1, 2 and 3, respectively.

         The information in Exhibits 1-3 and 5-8 is incorporated in this Schedule TO by reference in answer to items 1 through 11 of Schedule TO.

         On May 24, 2002, AIMCO Properties, L.P. mailed a letter to the holders of Class B limited partnership interests of Multi-Benefit Realty Fund `87-1. A copy of that letter is filed as Exhibit 8.

================================================================================

Item 12. Exhibits.


1 Offer to Purchase Class B limited partnership units of Multi-Benefit Realty Fund `87-1, dated May 8, 2002. (previously filed)

2 Letter of Transmittal and related instructions, dated May 8, 2002 (included as Annex II to the Offer to Purchase attached as Exhibit
         (1)(a)).

3        Acknowledgement and Agreement, dated May 8, 2002. (previously filed)

4 Letter, dated May 8, 2002, from AIMCO Properties, L.P., to the limited partners of Multi-Benefit Realty Fund `87-1. (previously filed)

5 Third Amended and Restated Credit Agreement (Secured Revolving Credit Facility), dated as of November 6, 2001, by and among AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., NHP Management Company, Bank of America, N.A., Fleet National Bank, and First Union National Bank. (Exhibit 10.1 to AIMCO Properties, L.P.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, is incorporated herein by this reference).

6 Annual Report of AIMCO Properties, L.P. for the year ended December 31, 2001 filed on Form 10-K405 on April 1, 2002, is incorporated herein by this reference.

7 Quarterly Report of AIMCO Properties, L.P. for the quarter ended March 31, 2002, filed on Form 10-Q on May 14, 2002, is incorporated herein by this reference.

8 Letter, dated May 24, 2002, from AIMCO Properties, L.P., to the Class B limited partners of Multi-Benefit Realty Fund `87-1.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: May 24, 2002
                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                           (General Partner)

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President


                                                  AIMCO-GP, INC.

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President


                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By: /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                  EXHIBIT INDEX


      EXHIBIT
      NUMBER      DESCRIPTION
      -------     -----------

         1        Offer to Purchase limited partnership units of Multi-Benefit
                  Realty Fund `87-1, dated May 8, 2002. (previously filed)

         2 Letter of Transmittal and related instructions, dated May 8, 2002 (included as Annex II to the Offer to Purchase attached as Exhibit (1)(a)).

         3 Acknowledgement and Agreement, dated May 8, 2002. (previously filed)

         4 Letter, dated May 8, 2002, from AIMCO Properties, L.P., to the limited partners of Multi-Benefit Realty Fund `87-1.
                  (previously filed)

         5        Third Amended and Restated Credit Agreement (Secured Revolving
                  Credit Facility), dated as of November 6, 2001, by and among AIMCO Properties, L.P., AIMCO/Bethesda Holdings, Inc., NHP
                  Management Company, Bank of America, N.A., Fleet National
                  Bank, and First Union National Bank. (Exhibit 10.1 to AIMCO
                  Properties, L.P.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001, is incorporated herein by this reference).

         6        Annual Report of AIMCO Properties, L.P. for the year ended
                  December 31, 2001 filed on Form 10-K405 on April 1, 2002, is incorporated herein by this reference.

         7 Quarterly Report of AIMCO Properties, L.P. for the quarter ended March 31, 2002, filed on Form 10-Q on May 14, 2002, is incorporated herein by this reference.

         8 Letter, dated May 24, 2002, from AIMCO Properties, L.P., to the Class B limited partners of Multi-Benefit Realty
                  Fund `87-1.